Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints Bruce Tomlinson as Chief Financial Officer

INCLINE VILLAGE, NV, April 26, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the Company has appointed Bruce Tomlinson to the position of vice president and chief financial officer effective as of June 11, 2012.  Mr. Tomlinson brings more than 20 years of financial leadership experience to PDL and joins the company from the biopharmaceutical company, InterMune, Inc.

“We are pleased to welcome Bruce to our executive team. He has a wealth of experience in managing complex financial matters that will be very helpful in his position at PDL,” stated John P. McLaughlin, president and chief executive officer of PDL.

“I’m pleased to be able to join the PDL team,” stated Mr. Tomlinson. “One of the things that attracted me to PDL was its commitment to returning value to its shareholders, and I look forward to being a part of the team that will continue this tradition.”

Bruce Tomlinson joins PDL with more than 20 years of financial management experience.  Most recently, he served as chief accounting officer, vice president of finance and corporate controller of InterMune Inc., a public biopharmaceutical company. In this role, Mr. Tomlinson managed all accounting and treasury functions, financial reporting systems and controls and Sarbanes-Oxley compliance.  Prior to that, Mr. Tomlinson was chief financial officer at the European company, Bunge SA and before that was an audit partner with Deloitte and Touche.  Mr. Tomlinson, a certified public accountant, holds a B.A. in Economics from UCLA.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.   Important factors that could impair the Company’s business are disclosed in the risk factors contained in the Company's 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.